News Release

FOR IMMEDIATE RELEASE

For information contact:	David Bruce 305/500-4999	Lisa Brumfield 305/500-3668
	David_Bruce@ryder.com	Lisa_Brumfield@ryder.com

RYDER COMPLETES ACQUISITION OF
RUAN LEASING COMPANY

     MIAMI, March 1, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced the completion of its previously announced acquisition of substantially all the assets of Des Moines, Iowa-based Ruan Leasing Company, a major privately owned commercial truck leasing, rental and contract maintenance company. The acquisition was effective today, March 1, 2004.

     The purchase price was approximately $145 million in cash, subject to customary post-closing adjustments. The acquisition is expected to add approximately $125 million in annualized revenue (which includes $25 million in fuel revenue) and be accretive to earnings in 2004. Accordingly, Ryder has raised its full-year 2004 earnings forecast to the range of $2.52 to $2.64 per diluted share. In addition to increasing its earnings forecast for the current year, the Company anticipates further earnings improvement in future years resulting from synergies and operational improvements within the combined companies.

     In the transaction, Ryder acquired Ruan’s fleet of over 6,400 vehicles, 37 of its 111 service locations and more than 500 customers. Ryder also acquired full service contract maintenance agreements covering approximately 1,700 vehicles. The supply chain, logistics and dedicated contract carriage businesses of Ruan Transportation Management Systems were not included in the transaction.

     The combined network will operate under the Ryder name. The acquisition allows Ryder to leverage its existing U.S. infrastructure in key markets while adding new infrastructure to strengthen its presence in targeted areas of the Midwest, Southeast, Mid-Atlantic and Southwest regions. Where necessary, Ryder is also in the process of hiring a number of former Ruan employees to support the combined business.

     “Our business plan and revised forecast anticipate an improving economy as well as increasing revenue and improved results in 2004,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “As a result of the acquisition and Ruan’s strong customer base, Ryder can continue to develop valuable customer relationships to further penetrate new markets, increase market share and provide long-term growth.”

About Ryder

     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the Company’s ability to create and benefit from operating synergies and improvements, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions particularly in the Midwest, Southeast, Mid-Atlantic and Southwest regions of the United States. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.